Exhibit 10.13

TOWER MANAGEMENT AGREEMENT

THIS TOWER MANAGEMENT AGREEMENT is entered into as of October 7, 2011 (the “Effective Date”) by and between ______________ (the “Owner”) and CIG Services, LLC, a Delaware limited liability company (the “Manager”).

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Services” has the meaning specified in Section 4.

“Agreement” means this Tower Management Agreement together with all amendments hereof and supplements hereto.

“Budget” means the Operating Budget.

“Capital Expenditures” shall mean expenditures for capital improvements, repairs or alterations, fixtures, equipment and other capital items made by the Owner that, in conformity with GAAP, would not be included in the Owner’s annual Financial Statements as an Operating Expense of the Tower Sites.

“Effective Date” has the meaning specified in the first paragraph of this Agreement.

“Environmental Laws” means any law applicable to the management, generation, storage, disposal, transportation, release, recycling, treatment, or handling of, Hazardous Materials, the investigation, removal, remediation or other clean-up or corrective action for Hazardous Materials, the protection of persons, natural resources or the environment with respect to, or other activities involving, Hazardous Substances.

“Expiration Date” means ________________.

“FAA” means the Federal Aviation Administration.

“FCC” means the Federal Communications Commission.

“Financial Statements” shall mean statements of operations and retained earnings, statements of cash flow and balance sheets.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the date of this Agreement.

“Hazardous Materials” includes, without limitation, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto.

“Leases” means all licenses, subleases or leases, including any ground leases under a lease where the owner is the ground lessor, for the Tower Sites, including any amendments or modifications thereto.

“Management Fee” has the meaning specified in Section 10.

“Manager” has the meaning specified in the first paragraph of this Agreement.

“Manager Termination Event” has the meaning specified in Section 18(b).

“Operating Account” has the meaning specified in Section 7(a).

“Operating Budget” has the meaning specified in Section 8.

“Operating Expenses” shall mean, for any period, without duplication, all direct costs and expenses of operating and maintaining the Tower Sites determined in accordance with GAAP, excluding expenses which, in accordance with GAAP, should be capitalized.

“Operating Revenues” shall mean, without duplication, all revenues of the Owner from operation of the Tower Sites or otherwise arising in respect of the Tower Sites including, without limitation, all revenues from the leasing.

“Operation Standards” means the standards for the performance of the Services set forth in Section 5.

“Payment Date” has the meaning specified in Section 10.

“Records” has the meaning specified in Section 12.

“Services” means, collectively, the Tower Site Management Services and the Administrative Services.

“Tower Site Management Services” has the meaning specified in Section 3.

“Tower Sites” means each tower, rooftop or other telecommunication site listed on Schedule I hereto, as modified from time to time pursuant to Section 17.

“Tenant” means a tenant or licensee under a Lease.

“Term” has the meaning specified in Section 18.

            SECTION 2. Appointment.  On the terms and conditions set forth therein, the Owner hereby engages the Manager to perform the Services described herein.  The Manager hereby accepts such engagement.  The Manager is an independent contractor, and nothing in this Agreement or in the relationship of any Owner and the Manager shall constitute a partnership, joint venture or any other similar relationship.

            SECTION 3. Tower Site Management Services.  During the Term of this Agreement, the Manager shall, subject to the terms hereof, perform those functions reasonably necessary to maintain, market, operate, manage and administer the Tower Sites (collectively, the “Tower Site Management Services”), all in accordance with the Operation Standards. Without limiting the generality of the foregoing, the Manager will have the following specific duties in relation to the Tower Sites:

(a) Marketing/Leasing of Tower Sites.  The Manager shall use commercially reasonable efforts to market and procure Leases with third party customers for the Tower Sites, including locating potential Tenants, negotiating Leases with such Tenants and executing and/or brokering Leases as agent for the Owners.  The Manager shall have complete authority to negotiate all of the terms of each Lease, both economic and non-economic, as well as complete authority to negotiate and execute amendments and other modifications thereto in the name of or on behalf of the Owners; provided, however, that the terms of any Lease or amendment or modification thereof shall be on commercially reasonable terms and in accordance with the Operation Standards.

(b) Tower Site Operations.  The Manager shall monitor and manage the Owner’s property rights associated with the Tower Sites, make periodic inspections of the Tower Sites for needed repairs, arrange for all such repairs determined by the Manager to be necessary or appropriate, and otherwise provide for the maintenance of the Tower Sites, including using commercially reasonable efforts to ensure that Tenants install and operate their equipment in accordance with the terms of the relevant Lease and that all Tower Sites are maintained in compliance in all material respects with any applicable FAA and FCC regulations, the terms of any applicable ground lease, or easement and any other applicable laws, rules and regulations.  The Manager shall arrange for all utilities, services, equipment and supplies necessary for the management, operation, maintenance and servicing of the Tower Sites in accordance with the terms and conditions of the Leases and applicable law.  All utility contracts shall be in the name of the applicable Owner with all notices to be addressed to such Owner in care of the Manager, at the Manager’s address.  The Manager shall perform on behalf of the Owner any obligation reasonably required of the Owner pursuant to any utility contract, agency agreement, or other agreement related to the Tower Sites.  If the Owner is obligated to or otherwise undertakes any alterations or improvements to a Tower Site, the Manager shall arrange for such alteration or improvement on the Owner’s behalf and at the Owner’s expense.

(c) Administration of Leases.  The Manager shall, on behalf of the Owner (i) maintain a database of the Leases indicating, for each Lease, the amount of all payments due from the Tenant thereunder, the dates on which such payments are due and, (ii) use commercially reasonable efforts to collect all rent and other amounts due under the Leases, which efforts shall include invoicing such rent and other amounts and managing delinquencies and defaults in connection therewith, (iii) perform all services and duties required to be performed by the Owner under the terms of the Leases and (iv) otherwise use commercially reasonable efforts to ensure compliance on the part of the Tenants and the Owner with the terms of each Lease, all in accordance with the Operation Standards.  The Owner hereby authorizes the Manager to take any action the Manager deems to be necessary or appropriate to enforce the terms of each Lease in accordance with the Operation Standards, including the right to exercise (or not to exercise) any right such Owner may have to collect rent and other amounts due under the Leases (whether through judicial proceedings or otherwise), to terminate any Lease and/or to evict any Tenant. The Manager shall also have the right, in accordance with the Operation Standards, to compromise, settle, and otherwise resolve claims and disputes with regard to Leases. The Manager may agree to any modification, waiver or amendment of any term of, forgive any payment on, and permit the release of any Tenant on, any Lease pertaining to the Tower Sites as it may determine to be necessary or appropriate in accordance with the Operation Standards.

(d) Compliance with Law, Etc.  The Manager will take such actions within its reasonable control as may be necessary to comply in all material respects with any and all laws, ordinances, orders, rules, regulations, requirements, permits, licenses, certificates of occupancy, statutes and deed restrictions applicable to the Tower Sites. Without limiting the generality of the foregoing, the Manager shall use commercially reasonable efforts to apply for, obtain and maintain, in the name of the Owner, or, if required, in the name of the Manager, the licenses and permits reasonably required for the operation of the Tower Sites as telecommunications sites, or for the management, marketing and operation of the Tower Sites (including such licenses required to be obtained from the FAA and the FCC). The cost of complying with this paragraph shall be the responsibility of the Owner, shall be considered an Operating Expense, shall be included in the Operating Budget and will be payable out of the Operating Account.

            SECTION 4. Administrative Services.  During the Term of this Agreement, the Manager shall, subject to the terms hereof, provide to the Owner the following administrative services in accordance with the Operation Standards (collectively, the “Administrative Services”):

(i) provide to the Owner clerical, bookkeeping and accounting services, including maintenance of general records of the Owner and the preparation of monthly financial statements, as necessary or appropriate in light of the nature of the Owner’s business;

(ii) maintain accurate books of account and records of the transactions of the Owner, render statements or copies thereof from time to time as reasonably requested by the  Owner and assist in all audits of the Owner;

(iii) prepare and file, or cause to be prepared and filed, all franchise, withholding, income and other tax returns of the Owner required to be filed by it and arrange for any taxes owing by the Owner to be paid to the appropriate authorities out of funds of the Owner available for such purpose, all on a timely basis and in accordance with applicable law, rules or regulations;

(iv) managing all litigation instituted by or against such Owner, including retaining on behalf of and for the account of the Owner legal counsel to perform such services as may be necessary or appropriate in connection therewith and negotiating any settlements to be entered into in connection therewith.

            SECTION 5. Operation Standards.  The Manager shall perform the Services in accordance with and subject to the terms of all Leases, easements, other applicable agreements, and applicable law, rule and regulation and, to the extent consistent with the foregoing, (i) using the same degree of care, skill, prudence and diligence that the Owner employed in the management of its Tower Sites and operations prior to the date hereof and that the Manager uses for other sites it manages and (ii) with the objective of maximizing revenue and minimizing expenses on the Tower Sites.  The Tower Site Management Services shall be of a scope and quality not less than those generally performed by professional managers of properties similar in type and quality to the Tower Sites and located in the same market areas as the Tower Sites.

            SECTION 6. Authority of Manager.  During the Term hereof, the parties recognize that Manager will be acting as the exclusive agent of the Owner with regard to the Services described herein.  The Owner hereby grants to the Manager the exclusive right and authority, and hereby appoints the Manager as its true and lawful attorney-in-fact, with full authority in the place and stead of such Owner and in the name of such Owner, to negotiate, execute, implement or terminate, as circumstances dictate, for and on behalf of such Owner, any and all leases, ground leases, easements, contracts, permits, licenses, registrations, approvals, amendments and other instruments, documents, and agreements as the Manager deems necessary or advisable in accordance with the Operation Standards.  In addition, the Manager will have full discretion subject to the Operation Standards in determining whether to commence litigation on behalf of the Owner, and will have full authority to act on behalf of the Owner in any litigation proceedings or settlement discussions commenced by or against any Owner.  The Owner shall promptly execute such other or further documents as the Manager may from time to time reasonably request to more completely effect or evidence the authority of the Manager hereunder, including the delivery of such powers of attorney (or other similar authorizations) as the Manager may reasonably request to enable it to carry out the Services hereunder.  Notwithstanding anything herein to the contrary, the Manager shall not have the right or power, and in no event shall it have any obligation, to institute, or to join any other person in instituting, or to authorize a trustee or other person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof with respect to the Owner.  The Manager hereby disclaims any and all interests in and in any of the rents, taxes, other receipts, profits or other sums payable to the Owner.

            SECTION 7. Operating Account; Receipts.

(a) Operating Account.  Subject to Section 9(c), the Manager shall use commercially reasonable efforts to establish and maintain, within sixty (60) days of the Effective Date, one or more operating bank accounts in the name of the Owner and/or on behalf of the Owner (such account or accounts being the “Operating Account”).  The Owner shall maintain funds in the Operating Account for the payment of Capital Expenditures and Operating Expenses (other than the Management Fee) in accordance with the amount and timing set forth in the Budget.  At all times during the Term of this Agreement the Manager shall have full access to the Operating Account for the purposes set forth herein, and all checks or disbursements from the Operating Account will require only the signature of the Manager. Funds may be withdrawn by Manager from the Operating Account only (i) to pay Operating Expenses and Capital Expenditures in accordance with the terms hereof, (ii) to withdraw amounts deposited in error and (iii) if the Manager determines, in accordance with the Operation Standards, that the amount on deposit in the Operating Account exceeds the amount required to pay the Operating Expenses and Capital Expenditures as the same become due and payable, to make such other distributions as the Owner may direct. The Manager may direct any institution maintaining the Operating Account to invest the funds held therein in one or more permitted investments as the Manager may select in its discretion. All interest and investment income realized on funds deposited therein shall be deposited to the Operating Account.

(b) Receipts. The Manager shall cause all receipts to be deposited into the Operating Account.

            SECTION 8. Budgets.  Within sixty (60) days after the Effective Date, the Manager and the Owner shall agree on an initial operating budget.   On or before January 1 of each year, the Manager shall deliver to the Owner an operating budget (the “Operating Budget”).  The Operating Budget shall identify and set forth the Managers’ reasonable estimate, after due consideration, of all Operating Expenses on a line-item basis.  Each of the parties hereto acknowledges and agrees that the Operating Budget represents an estimate only, and that actual Operating Expenses and Capital Expenditures may vary from those set forth in the applicable Budget.  In the event the Manager determines, in accordance with the Operation Standards, that the actual Operating Expenses or Capital Expenditures for any year will materially differ from those set forth in the applicable Budget for such year, such Budget shall, at the request of the Manager, be modified or supplemented as appropriate to reflect such differences.

SECTION 9. Operating Expenses and Capital Expenditures.

(a) The Manager is hereby authorized to incur Operating Expenses and to make Capital Expenditures on behalf of the Owner, the necessity, nature and amount of which may be determined in Manager’s discretion in accordance with the Operation Standards.  The Manager shall use commercially reasonable efforts to incur Operating Expenses and to make Capital Expenditures within the limits prescribed by the Budgets; provided, that the Manager may at any time incur Operating Expenses and make Capital Expenditures in amounts that exceed the Operating Expenses or Capital Expenditures, as the case may be, specified in the applicable Budget if and to the extent that the Manager determines in accordance with the Operation Standards that it is necessary or advisable to do so.

(b) The Manager shall maintain accurate records with respect to each Tower Site reflecting the status of real estate and personal property taxes, ground lease payments, easement payments (if any), insurance premiums and other Operating Expenses payable in respect thereof and shall furnish to the Owner from time to time such information regarding the payment status of such items as the Owner may from time to time reasonably request.  The Manager shall arrange for the payment of all such real estate and personal property taxes, ground lease payments, easement payments (if any), insurance premiums and other Operating Expenses as the same become due and payable out of funds available for that purpose in the Operating Account, as applicable.  All Operating Expenses will be funded through the Operating Account, as applicable, and the Manager shall have no obligation to subsidize, incur, or authorize any Operating Expense that cannot, or will not be paid by or through the Operating Account.  If the Manager determines that the funds on deposit in the Operating Account are not sufficient to pay all Operating Expenses related to the Tower Sites as the same shall become due and payable, the Manager shall notify the Owner of the amount of such deficiency and, the Owner shall deposit the amount of such deficiency therein as soon as practicable.

(c) Notwithstanding anything to contrary herein, if at any time the Operating Account has not been established or maintained, the Manager shall use commercially reasonable efforts to establish and maintain the Operating Account as promptly as practicable and, during any period in which the Operating Account has not been established or maintained, shall cause all Operating Expenses and any Capital Expenditures to be paid, whether out of its own funds or otherwise.  In the event that the Operating Account has been established and maintained and there is a deficiency in the Operating Account, the Manager may, in its sole discretion, elect to pay Operating Expenses or make Capital Expenditures out of its own funds, but shall have no obligation to do so.  The Owner shall be obligated to pay or reimburse the Manager for all such Operating Expenses paid and Capital Expenditures made by the Manager out of its own funds plus interest thereon at the Prime Rate as set forth in the Wall Street Journal until reimbursed by Owner; provided that such interest may be paid only if (i) the Operating Account has been established and the reimbursement relates to a deficiency in the Operating Account; and (ii) such interest is requested by the Manager.

            SECTION 10. Compensation.  In consideration of the Manager’s agreement to perform the Services described herein, during the Term hereof, the Owner hereby agrees to pay to the Manager as set forth on Exhibit A.  All Base Management Fees (as such term is defined on Exhibit A) shall be paid on a quarterly basis, commencing on the first day of the first calendar quarter that follows the Effective Date of this Agreement (each a “Payment Date”).  Upon the expiration or earlier termination of this Agreement as set forth in Section 18, the Manager shall be entitled to receive, on the next succeeding Payment Date, the portion of the Management Fee which was earned by the Manager through the effective date of such expiration or termination (such earned portion being equal to the product at (a) the total Management Fee that would have been payable for the month in which such expiration or termination occurred had this Agreement remained in effect multiplied by (b) a fraction, the numerator of which is the number of days in such month through the effective of such expiration or termination, and the denominator of which is the total number of days in such month).  The Manager shall be entitled to no other fees or payments from the Owners as a result of the termination or expiration of this Agreement in accordance with the terms hereof. All expenses necessary to the performance of the Manager’s duties (other than Operating Expenses and any Capital Expenditures, all of which are payable by the Owners) will be paid from the Manager’s own funds.

            SECTION 11. Employees.  The Manager shall employ, supervise and pay at all times a sufficient number of capable employees as may be necessary for Manager to perform the Services hereunder in accordance with the Operation Standards.  All employees of Manager will be employed at the sole cost of the Manager. All matters pertaining to the employment, supervision, compensation, promotion, and discharge of such employees are the sole responsibility of Manager, who is, in all respects, the employer of such employees.  To the extent the Manager, its designee, or any subcontractor negotiates with any union lawfully entitled to represent any such employees, it shall do so in its own name and shall execute any collective bargaining agreements or labor contracts resulting therefrom in its own name and not as an agent for the Owner.  The Manager shall comply in all material respects with all applicable laws and regulations related to workers’ compensation, social security, ERISA, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects.  The Manager is independently engaged in the business of performing management and operation services as an independent contractor.  All employment arrangements are therefore solely Manager’s concern and responsibility, and the Owner shall have no liability with respect thereto.

            SECTION 12. Books, Records and Inspections.  The Manager shall, on behalf of the Owner, keep such materially accurate and complete books and records pertaining to the Tower Sites and the Services as may be necessary or appropriate under the Operation Standards.  Such books and records shall include all leases, ground leases, easements, corporate records, monthly summaries of all accounts receivable and accounts payable, maintenance records, insurance policies, receipted bills and vouchers, and other documents and papers pertaining to the Tower Sites.  All such books and records (“Records”) shall be kept in an organized fashion and in a secure location and separate from records relating to activities of the Manager which do not relate to the duties of the Manager hereunder.  During the Term of this Agreement, the Manager shall afford to the Owner, access to any Records relating to the Tower Sites and the Services within its control, except to the extent it is prohibited from doing so by applicable law or the terms of any applicable obligation of confidentiality or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Owner.  Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Manager designated by it.

SECTION 13. Insurance Requirements.

(a) Owner’s Insurance.  The Manager shall maintain, on behalf of the Owner, all insurance policies as the Manager shall determine to be necessary or appropriate in accordance with the Operation Standards.  The Manager shall prepare and present, on behalf of the Owner, claims under any such insurance policy in a timely fashion in accordance with the terms of such policy.  Any payments on such policy shall be made to the Manager as agent of and for the account of the Owner. All such payments shall be deposited into the Operating Account.

(b) Manager’s Insurance.  The Manager will, within ninety (90) days of the Effective Date of this Agreement, maintain, at its own expense, a commercial crime policy and professional liability insurance policy.  Any such commercial crime policy and professional liability insurance shall protect and insure the Manager against losses, including forgery, theft, embezzlement, errors and omissions and negligent acts of the employees of the Manager and shall be maintained in a form and amount consistent with customary industry practices for managers of properties such as the Tower Sites.  The Manager shall be deemed to have complied with this provision if one of its respective affiliates has such commercial crime policy and professional liability policy and the coverage afforded thereunder extends to the Manager.  Any such commercial crime policy or professional liability insurance policy shall not be cancelled without ten (10) days prior written notice to the Owner.

            SECTION 14. Environmental.

        (a) The Owner is not aware of any material violations of Environmental Laws at the Tower Sites.

        (b) The Manager shall not consent to the installation, use or incorporation into the Tower Sites of any Hazardous Materials in violation of applicable Environmental Laws and shall not consent to the discharge, dispersion, release, or storage, treatment, generation or disposal of any pollutants or toxic or Hazardous Materials, other than in compliance with Environmental Laws and covenants and agrees to take reasonable steps to comply with the Environmental Laws.

        (c) The Manager covenants and agrees (i) that it shall advise the Owner in writing of each notice of any material violation of Environmental Law of which Manager has actual knowledge, promptly after Manager obtains actual knowledge thereof, and (ii) to deliver promptly to the Owner copies of all communications from any federal, state and local governmental authorities received by Manager concerning any such violation and Hazardous Material on, at or about the Tower Sites.

            SECTION 15. Representations and Warranties of Manager.  The Manager makes the following representations and warranties to the Owner all of which shall survive the execution, delivery, performance or termination of this Agreement:

(a) The Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Manager’s execution and delivery of, performance under and compliance with this Agreement will not violate the Manager’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

(c) The Manager has the full power and authority to own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d) This Agreement, assuming due authorization, execution and delivery by the other party hereto, constitutes a valid, legal and binding obligation of the Manager, enforceable against the Manager in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e) The Manager is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Manager’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Manager to perform its obligations under this Agreement.

(f) The Manager’s execution and delivery of, performance under and compliance with, this Agreement do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Manager is a party or by which the Manager is bound or to which any of the property or assets of the Manager are subject.

(g) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(h) No litigation is pending or, to the best of the Manager’s knowledge, threatened against the Manager that, if determined adversely to the Manager, would prohibit the Manager from entering into this Agreement or that, in the Manager’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Manager to perform its obligations under this Agreement.

            SECTION 16. Representations and Warranties of Owner.  The Owner makes the following representations and warranties to the Manager all of which shall survive the execution, delivery, performance or termination of this Agreement:

(a) The Owner is a limited liability company, limited partnership, or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Owner’s execution and delivery of, performance under and compliance with this Agreement will not violate the Owner’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

(c) The Owner has the full power and authority to own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Owner, enforceable against the Owner in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e) The Owner is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Owner’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Owner to perform its obligations under this Agreement.

(f) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Owner of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(g) No litigation is pending or, to the best of the Owner’s knowledge, threatened against the Owner that, if determined adversely to the Owner, would prohibit the Owner from entering into this Agreement or that, in the Owner’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Owner to perform its obligations under this Agreement.

            SECTION 17. Removal or Substitution of Tower Sites.  If during the Term of this Agreement the Owner assigns or otherwise transfers all of its right, title and interest in and to any Tower Site or otherwise ceases to have an interest in a Tower Site, this Agreement shall automatically terminate (as to that Tower Site only) on the date of such assignment or transfer and the Owner shall promptly deliver to Manager an amendment to Schedule I reflecting the removal of such Tower Site from the scope of this Agreement.  Upon the termination of this Agreement as to a particular Tower Site, the Manager and the Owner of such Tower Site shall be released and discharged from all liability hereunder with respect to such Tower Site for the period from and after the applicable termination date and the Manager shall have no further obligation to perform any Tower Site Management Services with respect thereto from and after such date. In addition, the Owner may at any time add any additional Tower Site(s) to Schedule I.  Upon such acquisition, the Owner shall promptly deliver to the Manager an amendment to Schedule I reflecting the addition of such Tower Site, whereupon the Manager shall assume responsibility for the performance of the Tower Site Management Services hereunder with respect to such Tower Site.

            SECTION 18. Term of Agreement.

            (a) Term.  This Agreement shall be in effect during the period (the “Term”) commencing on the date hereof and ending on the Expiration Date, unless sooner terminated in accordance with the provisions of this Section 18.

            (b) Termination for Cause.  The Owner may terminate this Agreement following the occurrence of any one or more of the following events (each, a “Manager Termination Event”):  (i)  thirty (30) days after notice from the Owner if the Manager has engaged in fraud, gross negligence or willful misconduct arising from, or in connection with, its performance under this Agreement; (ii) the Manager materially defaults under this Agreement, and such default remains unremedied for thirty (30) days following written notice from the Owner to the Manager; provided, however, if said default cannot reasonably be cured within the initial 30-day period, Manager shall have an additional period, not to exceed an additional thirty (30) days, in which to remedy the default so long as Manager is to diligently pursuing the remedy.

            (c) Automatic Termination for Bankruptcy, Etc.  If the Manager or the Owner files a petition for bankruptcy, reorganization or arrangement, or makes an assignment for the benefit of the creditors or takes advantage of any insolvency or similar law, or if a receiver or trustee is appointed for the assets or business of the Manager or the Owner and is not discharged within ninety (90) days after such appointment, then this Agreement shall terminate automatically.  Upon the termination of this Agreement, the Manager and the Owner shall be released and discharged from all liability hereunder for the period from and after the applicable termination date and the Manager shall have no further obligation to perform any Services for the Owner or any Tower Sites owned, leased or managed by the Owner from and after such date.

            SECTION 19. Indemnities.

            (a) Subject to Section 20(e), the Owner agrees to indemnify, defend and hold Manager harmless from and against, any and all suits, liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way relating to the Tower Sites, the Manager’s performance of the Services hereunder, or the exercise by the Manager of the powers or authorities herein or hereafter granted to the Manager, except for those actions, omissions and breaches of Manager in relation to which the Manager has agreed to indemnify the Owners pursuant to Section 19(b).

            (b) Subject to Section 20(e), the Manager agrees to indemnify, defend and hold the Owner harmless from and against any and all suits, liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way arising out of (i) any acts or omissions of the Manager or its agents, officers or employees in the performance of the Services hereunder constituting misfeasance, bad faith or negligence or (ii) any material breach of any representation or warranty made by the Manager hereunder.

            (c) “Indemnified Party” and “Indemnitor” shall mean the Manager and Owner, respectively, as to Section 19(a) and shall mean the Owner and Manager, respectively, as to Section 19(b). If any action or proceeding is brought against an Indemnified Party with respect to which indemnity may be sought under this Section 19, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of the Indemnitor, which shall not be unreasonably withheld or refused.

(d) The indemnities in this Section 19 shall survive the expiration or termination of this Agreement.

SECTION 20. Miscellaneous.

(a) Amendments.  No amendment, supplement, waiver or other modification of this Agreement shall be effective unless in writing and executed and delivered by the Manager and the Owner.  No failure by any party hereto to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach of this Agreement, shall constitute a waiver of any of the terms of this Agreement.

(b) Notices.  Any notice or other communication required or permitted hereunder shall be in writing and may be delivered personally or by commercial overnight carrier, telecopied or mailed (postage prepaid via the US postal service) to the applicable party at the following address (or at such other address as the party may designate in writing from time to time); however, any such notice or communication shall be deemed to be delivered only when actually received by the party to whom it is addressed:

(1) To Owner	________________________

(2) To Manager:
________________________ CIG Services, LLC Five Concourse Parkway Suite 3100 Atlanta, Georgia 30328 Attn: CEO Facsimile: 678-332-5050

(c) Assignment, Etc. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  None of the rights, interests, duties, or obligations created by this Agreement may be assigned, transferred, or delegated in whole or in part by the Manager or the Owner, and any such purported assignment, transfer, or delegation shall be void.

(d) Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the parties hereto, and no oral statements or prior written matter not specifically incorporated herein shall be of any force or effect. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(e) Limitations on Liability.

(i) Notwithstanding anything herein to the contrary, neither the Manager nor any director, officer, employee or agent of the Manager shall be under any liability to the Owner or any other person for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Manager against any liability to the Owner, for the material breach of a representation or warranty made by the Manager herein or against any liability which would otherwise be imposed on the Manager by reason of bad faith or gross negligence in the performance of the Services hereunder.

(ii) No party will be liable to any other for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, arising from the relationship of the parties or the conduct of business under, or breach of, this Agreement, except where such damages or loss of profits are claimed by or awarded to a third party in a claim or action against which a party to this Agreement has a specific obligation to indemnify another party to this Agreement.

(iii) Notwithstanding any other provision of this Agreement or any rights which the Manager might otherwise have at law, in equity, or by statute, any liability of the Owner to the Manager shall be satisfied only from the Owner’s interest in the Tower Sites, the Leases, insurance policies and the proceeds thereof (any such available funds being hereinafter referred to as “Available Funds”).

(iv) No officer, director, employee, agent, shareholder, member or affiliate of the Owner or the Manager shall in any manner be personally or individually liable for the obligations of the Owner or the Manager hereunder or for any claim in any way related to this Agreement or the performance of the Services.

(v) The provisions of this Section 20(e) shall survive the expiration and termination of this Agreement.

(f) Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO THE PRINCIPALS OF CONFLICTS OF LAW.  ANY AND ALL LEGAL OR EQUITABLE ACTION SHALL TAKE PLACE ONLY IN THOSE STATE AND/OR FEDERAL COURTS PHYSICALLY LOCATED WITHIN THE STATE OF GEORGIA AND THE PARTIES HERETO HEREBY CONSENT TO THE PERSONAL JURISDICTION AND VENUE OF ANY SUCH COURTS.

(g) Litigation Costs.  If any legal action or other proceeding of any kind is brought for the enforcement of this Agreement or because of a default, misrepresentation, or any other dispute in connection with any provision of this Agreement or the Services, the successful or prevailing party shall be entitled to recover all fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

(h) Confidentiality.  Each party hereto agrees to keep confidential (and (a) to cause its respective officers, directors and employees to keep confidential and (b) to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the parties hereto shall be permitted to disclose Information (i)pursuant to applicable laws and regulations or by any subpoena or similar legal process, (ii) to the extent the Manager reasonably determines disclosure is necessary or advisable to perform services contemplated by this Agreement, and (iii) to actual or prospective Tenants.  For the purposes of this paragraph (h), the term “Information” shall mean the terms and provisions of this Agreement and all financial statements, certificates, reports, Records, agreements and information (including Leases, and all analyses, compilations and studies based on any of the foregoing) that relate to the Tower Sites or the Services, other than any of the foregoing that are or become publicly available other than by a breach of the confidentiality provisions contained herein.

            (i) Permitted Operations.  The Owner hereby acknowledges and agrees that the Manager may engage in business activities that are in competition with the business of the Owner in respect of the Tower Sites.  Nothing in this Agreement shall in any way preclude the Manager or its affiliates, subsidiaries, officers, employees and agents from engaging in any other business operation (including the operation, maintenance, leasing and/or marketing of telecommunications sites for itself or for others), even if, by doing so, such activities could be construed to be in competition with the business activities of the Owner, provided, that in all cases the Manager shall perform its duties and obligations hereunder in accordance with the Operation Standards notwithstanding any potential conflicts of interest that may arise, including any relationship that the Manager may have with any Tenant or any other owners of telecommunication sites that Manager manages.

(j) Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to effect the construction of, or to be taken into consideration in interpreting, this Agreement.

(k) Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(l) Remedies Cumulative; No Waiver.  No right or remedy in this Agreement is intended to be exclusive and each and every right and remedy will be cumulative and in addition to any other right or remedy given under this Agreement, or now or hereafter legally existing.  The failure of any party to insist at any time on the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy provided in this Agreement will not impair any such right or remedy or be construed as a waiver or relinquishment with respect to subsequent defaults.  Every right and remedy given by this Agreement may be exercised from time to time and as often as may be deemed expedient by such parties.

(m) Time.  All time limits provided in this Agreement are of the essence of this Agreement.

(n) No Third Party Beneficiary.  This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to assignment, and no other person whatsoever shall have the rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

(o) WAIVER OF JURY TRIAL.  OWNER AND MANAGER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY THE OWNER OR MANAGER, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT.  THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY OWNER AND MANAGER.

(p) Force Majeure.  The parties will not be deemed to be in violation of this Agreement if they are prevented from performing any of their respective obligations for any reason beyond their reasonable control, including, without limitation, strikes, shortages, war, acts of God, or any applicable statue, regulation or rule of federal, state or local government or agency having jurisdiction over the Properties or their operations.  For clarification, the failure of a party to have adequate funds to perform any of its obligations under this Agreement will not be considered an event of "force majeure" and will not excuse a party's performance of its obligations under this Agreement.

(q) Counsel; Interpretation.  In entering this Agreement, the parties represent that they have had the opportunity to consider the terms of this Agreement and consult with attorneys if they chose to do so, and that the terms of this Agreement have been completely read by them, and that those terms are fully understood and voluntarily accepted by them.  If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

[Signatures Page To Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal as of the date first above written.

MANAGER:

CIG SERVICES, LLC,

a Delaware limited liability company

By:____________________________

It:_____________________________

Title:___________________________

OWNER:

By:____________________________

It:_____________________________

Title:___________________________

SCHEDULE I

List of Tower Sites